Exhibit 10.53

Summary of Benefits and Fees for Outside Directors

Annual Retainers, Meeting Fees and RSUs

•	$70,000 annual cash retainer

•	Board and committee meeting fees:

•	$2,000 per in-person meeting

•	$1,000 per telephonic meeting

•	Additional annual committee chair retainers:

•	$20,000 for Audit Committee Chair

•	$15,000 for Human Capital & Compensation Committee (HC&CC) Chair

•	$10,000 for other committee chairs (including any special committees)

•	$150,000 additional annual retainer for the non-executive Chairman

•	$100,000 annual RSU grant made at each annual shareholders’ meeting and cliff vesting in full at the next year’s annual meeting

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New Board members joining the board in between annual meetings receive a pro-rated RSU grant that vests in full upon the subsequent annual meeting. The value of the RSU grant is pro-rated based on the number of half-months between the date of the Board member’s initial appointment to the Board and the date of the subsequent annual meeting.

Communications Services

Category	Benefit
Wireless Units	2 units of any kind (including PDAs such as the Blackberry and Treo) and 1 connection card

SERO (Sprint Employee Referral Offer)	Up to 10 friends and family members per year may be activated on one of three special discounted rate plans (they are liable for their own accounts)

Long Distance	Long distance calling cards and wireline long distance

GSM International Phone	Use of a GSM phone when traveling internationally

Accessories	Provided as needed

Total Annual Allowance	Reasonable usage, with actual usage reviewed periodically by HC&CC (usage, accessories, etc.)

Income tax treatment	No gross-up provided

Termination of service	Converted to consumer rate plan upon termination

VIP Support	Designated support team to assist with service and equipment issues

Sprint Foundation Matching Gift Program

Outside Directors are eligible to participate in the Sprint Foundation’s matching gift program. The Foundation matches contributions to qualifying organizations on a 1-for-1 basis, up to the annual donor maximum of $5,000. The annual maximum per donor, per organization is $2,500. The minimum gift eligible for matching funds is $25. Gifts can be made to accredited educational institutes, arts/cultural organizations, and youth development organizations as long as they have 501(c)(3) tax-exempt status. The matching gift award may be reduced by the value of any benefit you receive for your contribution.

Director Stock Ownership Guidelines

Outside directors are required to hold equity or equity interests in our common stock with a value of at least two times the annual board retainer amount (or $140,000). Each outside director is required to meet this ownership level by the later of August 12, 2007 or the second anniversary of the director's initial election or appointment to the Board.

Minimum Holding Period

Active Outside Directors are required to retain for a period of at least 12 months all shares or share equivalents (e.g., options or restricted stock units) received from Sprint Nextel, except for shares (i) sold for the payment of taxes as a result of shares becoming available to the non-employee director, or (ii) delivered to Sprint Nextel to pay for the acquisition of additional shares through the exercise of a stock option or otherwise. The 12-month period begins on the date any restrictions or vesting periods have lapsed on the shares or share equivalents (including stock options). The Outside Directors are subject to this holding period until they leave the Sprint Nextel Board.